Exhibit 2.1

CORGENIX MEDICAL CORPORATION

FORM OF SECURITIES PURCHASE AGREEMENT

MAY 19, 2005

TABLE OF CONTENTS

1.	Agreement to Sell and Purchase

2.	Fees and Warrants

3.	Closing, Delivery, Payment and Certain Conditions

	3.1	Closing

	3.2	Delivery

	3.3	Conversion and Lockup

	3.4	Guaranty Requirement

	3.5	Investment Rights

4.	Representations and Warranties of the Company

	4.1	Organization, Good Standing and Qualification

	4.2	Subsidiaries

	4.3	Capitalization; Voting Rights

	4.4	Authorization; Binding Obligations

	4.5	Liabilities

	4.6	Agreements; Action

	4.7	Obligations to Related Parties

	4.8	Changes

	4.9	Title to Properties and Assets; Liens, Etc

	4.10	Intellectual Property

	4.11	Compliance with Other Instruments

	4.12	Litigation

	4.13	Tax Returns and Payments

	4.14	Employees

	4.15	Registration Rights and Voting Rights

	4.16	Compliance with Laws; Permits

	4.17	Environmental and Safety Laws

	4.18	Valid Offering

	4.19	Full Disclosure

	4.20	Insurance

	4.21	SEC Reports

i

	4.22	Listing

	4.23	No Integrated Offering

	4.24	Stop Transfer

	4.25	Dilution

	4.26	Patriot Act

5.	Representations and Warranties of the Purchaser

	5.1	No Shorting

	5.2	Organization, Good Standing and Qualification

	5.3	Requisite Power and Authority

	5.4	Investment Representations

	5.5	The Purchasers Bear Economic Risk

	5.6	Acquisition for Own Account

	5.7	The Purchasers Can Protect Their Interest

	5.8	Accredited Investor

	5.9	Legends

6.	Covenants of the Company

	6.1	Stop-Orders

	6.2	Listing

	6.3	Market Regulations

	6.4	Reporting Requirements

	6.5	Use of Funds

	6.6	Access to Facilities

	6.7	Taxes

	6.8	Insurance

	6.9	Intellectual Property

	6.10	Properties

	6.11	Confidentiality

	6.12	Required Approvals

	6.13	Repayment of Indebtedness

	6.14	Reissuance of Securities

	6.15	Opinion

	6.16	Margin Stock

	6.17	Restricted Cash Disclosure

	6.18	Financing Right of First Refusal

	6.19	Additional Investment Right

	6.20	Net Worth

	6.21	Retention of Investor Relations/Public Relations Firm and Program

	6.22	Maintenance of Formula Amount

7.	Covenants of the Purchasers

	7.1	Confidentiality

	7.2	Non-Public Information

8.	Covenants of the Company and the Purchasers Regarding Indemnification

	8.1	Company Indemnification

	8.2	The Purchasers’ Indemnification

9.	Conversion of Convertible Term Notes

	9.1	Mechanics of Conversion

10.	Registration Rights

	10.1	Registration Rights Granted

	10.2	Offering Restrictions

11.	Miscellaneous

	11.1	Governing Law

	11.2	Survival

	11.3	Successors

	11.4	Entire Agreement

	11.5	Amendment and Waiver

	11.6	Delays or Omissions

	11.7	Notices

	11.8	Attorneys’ Fees

	11.9	Titles and Subtitles

	11.10	Facsimile Signatures; Counterparts

11.11	Broker’s Fees

11.12	Construction

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 19, 2005, by and among Corgenix Medical Corporation, a Nevada corporation (the “Company”), and [PURCHASERS].

RECITALS

WHEREAS, the Company has authorized the sale to the Purchasers of Convertible Term Notes in the aggregate principal amount of Two Million Four Hundred Twenty Thousand Dollars ($2,420,000) (each as amended, modified or supplemented from time to time, an “Original Term Note”), which Original Term Notes are convertible into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) at an initial fixed conversion price of $0.30 per share of Common Stock (“Fixed Conversion Price”) and subject to the satisfaction of the conditions herein, up to an additional One Million Dollars ($1,000,000) in additional term notes (each as amended, modified or supplemented from time to time an “Additional Term Note” and together with the Original Term Notes, the “Term Notes”);

WHEREAS, the Company wishes to issue warrants to the Purchasers to purchase in the aggregate up to 60% of the number of shares of the Company’s Common Stock issuable through the conversion of the total amount potentially being invested by the Purchasers, or Three Million Four Hundred Twenty Thousand Dollars ($3,420,000) (the “Total Investment Amount”) (subject to adjustment as set forth therein) in connection with the Purchasers’ purchase of the Term Notes;

WHEREAS, the Purchasers desire to purchase the Term Notes and the Warrants (as defined in Section 2) on the terms and conditions set forth herein; and

WHEREAS, the Company desires to issue and sell the Term Notes and the Warrants to the Purchasers on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Agreement to Sell and Purchase.

(a)                                  Pursuant to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 3), the Company agrees to sell to the Purchasers, and the Purchasers, severally and not jointly, hereby agree to purchase from the Company, an Original Term Note in the principal amount and at the purchase price set forth opposite such Purchaser’s name on Schedule I hereto convertible in accordance with the terms thereof into shares of the Company’s Common Stock in accordance with the terms of such Term Note and this Agreement. It is understood and agreed that the purchases by the Purchasers are to be separate transactions. The purchase of the Original Term Notes on the Closing Date shall be known as the “Offering.” A form of the Term Notes are annexed hereto as Exhibit A. The Term Notes will mature on the Maturity Date (as defined in the Term Notes). Collectively, the Term Notes, the Warrants and Common Stock issuable upon conversion of the Term Notes and upon exercise of the Warrants are referred to as the “Securities.”

(b)                                 Subject to the terms and conditions set forth herein and in the Related Agreements (as hereinafter defined), at the request of the Company, the Purchasers may make additional loans (the “Loans”) to the Company from time to time which, in the aggregate at any time outstanding, will not exceed the lesser of (x) (I) One Million Dollars ($1,000,000) minus (II) such reserves as the Purchasers may reasonably in their good faith judgment deem proper and necessary from time to time (the “Reserves”) and (y) an amount equal to (I) the Accounts Availability (as defined below) minus (II) the Reserves.  The amount derived at any time from Section 1(b)(y)(I) minus 1(b)(y)(II) shall be referred to as the “Formula Amount”. The Company shall execute and deliver Additional Term Notes of each such Loan to each of the following Purchasers in the following pro rata percentages (i) 34.09090909% to [PURCHASER] and (ii) 65.90909090% to [PURCHASER 2].  Notwithstanding the foregoing, the Purchasers shall have no obligation to make Loans to the Company in less than One Hundred Thousand Dollar ($100,000) tranches.

(c)                                  Notwithstanding the limitations set forth above, if requested by the Company, the Purchasers retain the right to lend to the Company from time to time such amounts in excess of such limitations as the Purchasers may determine in their sole discretion.

(d)                                 “Accounts Availability” means the amount of Loans against Eligible Accounts (as hereinafter defined) the Purchasers may from time to time make available to the Company up to ninety percent (90%) of the net face amount of Eligible Accounts (except in the case of Foreign Eligible Accounts as defined below, sixty percent (60%)) based on Accounts (as hereinafter defined) of the Company and its subsidiaries.  “Accounts” means all “accounts”, as such term is defined in the UCC (as hereinafter defined), now owned or hereafter acquired by any person, including: (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper (as hereinafter defined) or Instruments (as hereinafter defined)) (including any such obligations that may be characterized as an account or contract right under the UCC); (b) all of such person’s rights in, to and under all purchase orders or receipts for Goods (as hereinafter defined) or services; (c) all of such person’s rights to any Goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) all rights to payment due to such person for Goods or other property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such person or in connection with any other transaction (whether or not yet earned by performance on the part of such person); and

(e) all collateral security of any kind given by any Account Debtor (as hereinafter defined) or any other person with respect to any of the foregoing.  “Eligible Accounts” means and includes each Account of the Company and each of its subsidiaries which conforms to the following criteria: (a) shipment of the merchandise or the rendition of services has been completed; (b) no return, rejection or repossession of the merchandise has occurred; (c) merchandise or services shall not have been rejected or disputed by any person who is or may be obligated with respect to an account (“Account Debtor”) and there shall not have been asserted any offset, defense or counterclaim; (d) continues to be in full conformity with the representations and warranties made by the Company and its subsidiaries to each of the Purchasers with respect thereto; (e) each Purchaser is, and continues to be, satisfied with the credit standing of the Account Debtor in relation to the amount of credit extended; (f) there are no facts existing or threatened which are likely to result in any adverse change in an Account Debtor’s financial condition; (g) is documented by an invoice in a form approved by the Purchasers and shall not be unpaid more than ninety (90) days (except in the case of a Foreign Eligible Account as defined below, 120 days) from invoice date; (h) not more than twenty-five percent (25%) of the unpaid amount of invoices due from such Account Debtor remains unpaid more than ninety (90) days (except in the case of a Foreign Eligible Account as defined below, 60 days) from invoice date; (i) is not evidenced by Chattel Paper or an Instrument of any kind with respect to or in payment of the Account unless such Instrument is duly endorsed to and in possession of the Purchasers or represents a check in payment of an Account; (j) if the Account Debtor is located outside the United States, the Account complies with clauses (g) and (h) above and is otherwise satisfactory to the Purchasers in their sole discretion (a “Foreign Eligible Account”); (k) such Purchaser has a first priority perfected Lien (as hereinafter defined) in such Account and such Account is not subject to any Lien other than Permitted Liens (as hereinafter defined); (1) does not arise out of transactions with any employee, officer, director, stockholder or Affiliate (as hereinafter defined) of Company or any of its subsidiaries; (m) is payable to Company or any of its subsidiaries; (n) does not arise out of a bill and hold sale prior to shipment and does not arise out of a sale to any person to which the Company or any of its subsidiaries is indebted; (o) is net of any returns, discounts, claims, credits and allowances; (p) if the Account arises out of contracts between the Company and/or any of its subsidiaries, on the one hand, and the United States, on the other hand, any state, or any department, agency or instrumentality of any of them, the Company and/or such subsidiary, as the case may be, has so notified such Purchaser, in writing, prior to the creation of such Account, and there has been compliance with any governmental notice or approval requirements, including compliance with the Federal Assignment of Claims Act; (q) is a good and valid account representing an undisputed bona fide indebtedness incurred by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an unconditional sale and delivery upon the stated terms of Goods sold by the Company or any of its subsidiaries or work, labor and/or services rendered by the Company or any of its subsidiaries; (r) does not arise out of progress billings prior to completion of the order; (s) the total unpaid Accounts from such Account Debtor does not exceed twenty-five percent (25%) of all Eligible Accounts; (t) the Company’s or such subsidiary’s right to payment is absolute and not contingent upon the fulfillment of any condition whatsoever; (u) the Company or such subsidiary, as the case may be, is able to bring suit and enforce its remedies against the Account Debtor through judicial process; (v) does not represent interest payments, late or finance charges owing to the Company or such subsidiary, as the case may be, and (w) is otherwise satisfactory to any such Purchaser as determined by such Purchaser in the exercise of its sole discretion. In the event the Company requests that such Purchaser include within Eligible Accounts certain Accounts of one or more of the Company’s acquisition targets, such Purchaser shall at the time of such request consider such inclusion, but any such inclusion shall be at the sole option of such Purchaser and shall at all times be subject to the execution and delivery to such Purchaser of all such documentation (including, without limitation, guaranty and security documentation) as such Purchaser may require in its sole discretion.  “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Purchasers’ Lien on any Collateral (as hereinafter defined) is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that UCC is used to define any term herein or in any Related Agreement and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.  “Chattel Paper” means all “chattel paper,” as such term is defined in the UCC, including electronic chattel paper, now owned or hereafter acquired by any person.  “Instruments means all “instruments”, as such term is defined in the UCC, now owned or hereafter acquired by any person, wherever located, including all certificated securities and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.  “Goods” means all “goods”, as such term is defined in the UCC, now owned or hereafter acquired by any person, wherever located, including embedded software to the extent included in “goods” as defined in the UCC.  “Lien” means any mortgage, security deed, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.  “Permitted Liens” means (a) Liens of carriers, warehousemen, artisans, bailees, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (b) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (i) not overdue or (ii) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of Company or any Subsidiary thereof in conformity with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”); (c) Liens in favor of the Purchasers; (d) Liens for taxes (i) not yet due or (ii) being diligently contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Company or any Subsidiary thereof in conformity with GAAP provided, that, the Lien shall have no effect on the priority of Liens in favor of the Purchasers or the value of the assets in which the Purchasers have a Lien; (e) Purchase Money Liens securing Purchase Money Indebtedness to the extent permitted in this Agreement and (f) Liens specified on Schedule 4.9 hereto.  “Affiliate” of any person means (a) any person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such person, (b) any person who is a director or officer (i) of such person, (ii) of any Subsidiary of such person or (iii) of any person described in clause (a) above. For the purposes of this definition, control of a person shall mean the power (direct or indirect) to direct or cause the direction of the management and policies of such person whether by contract or otherwise.

2.                                       Fees and Warrants.  On the Closing Date:

(a)                                  The Company will issue and deliver to each Purchaser a Warrant to purchase up to that number of shares of the Company’s Common Stock set forth opposite the name of such Purchaser on Schedule I hereto (as amended, modified or supplemented from time to time, a “Warrant”). The Warrants must be delivered on the Closing Date. A form of Warrant is annexed hereto as Exhibit B. All the representations, covenants, warranties, undertakings, and indemnification, and other rights made or granted to or for the benefit of the Purchasers by the Company are hereby also made and granted in respect of the Warrants and shares of the Company’s Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).

(b)                                 The Company shall pay (i) to [PURCHASER’S MANAGER], a closing payment in an amount equal to three and one half percent (3.5%) of 34.09090909% of the Total Investment Amount and (ii) to [PURCHASER 2’S MANAGER], a closing payment in an amount equal to three and one half percent (3.5%) of 65.90909090% of the Total Investment Amount. The foregoing fees are referred to herein as the “Closing Payment.”

(c)                                  The Company shall reimburse the Purchasers for their reasonable expenses (including legal fees and expenses) incurred in connection with the preparation and negotiation of this Agreement and the Related Agreements (as hereinafter defined), and expenses incurred in connection with the Purchasers’ due diligence review of the Company and its Subsidiaries (as defined in Section 6.8) and all related matters. Amounts required to be paid under this Section 2(c), will be paid on the Closing Date and shall in no event exceed $37,500 in the aggregate.

(d)                                 The Closing Payment and the expenses referred to in the preceding clause (c) (net of deposits previously paid by the Company) shall be paid at closing out of funds held pursuant to an Escrow Agreement (as defined below) and a disbursement letter (the “Disbursement Letter”).

3.                                       Closing, Delivery, Payment and Certain Conditions.

3.1                                 Closing.  Subject to the terms and conditions herein, the closing of the Offering (the “Closing”), shall take place on the date hereof, at such time or place as the Company and the Purchasers may mutually agree (such date is hereinafter referred to as the “Closing Date”).

3.2                                 Delivery.  Pursuant to the Escrow Agreement, at the Closing on the Closing Date, the Company will deliver to the Purchasers, among other things, Original Term Notes in the form attached as Exhibit A representing the aggregate principal amount of $2,420,000 and Warrants in the form attached as Exhibit B in each Purchaser’s name representing in the aggregate 60% of the number of shares of the Company’s Common Stock issuable through conversion of the Total Investment Amount, and each Purchaser will deliver to the Company, among other things, the amounts set forth to be delivered by it in the Disbursement Letter by certified funds or wire transfer (it being understood that $250,000 of the proceeds of the Original Term Notes shall be placed in the Restricted Account (as defined in the Restricted Account Agreement referred to below)).

3.3                                 Conversion and Lockup.  Prior to the Closing Date, the Company shall have caused its directors, controlling shareholders and certain other persons requested by the Purchasers to agree to “lockup” and not sell their shares of Common Stock of the Company, pursuant to documentation, and on terms and conditions, acceptable to the Purchasers.

3.4                                 Guaranty Requirement.  Prior to the Closing Date, Dr. Luis Lopez shall have guaranteed $250,000 of the Total Investment Amount.

3.5                                 Investment Rights.  For 30 days after the Closing Date, the Company shall have the right to sell up to $500,000 of the Company’s common or convertible preferred stock, subject to the Purchasers’ consent.  The terms of any such preferred stock shall be approved by the Purchasers prior to the Company’s acceptance of any proceeds from the sale of such stock.

4.                                       Representations and Warranties of the Company.  The Company hereby represents and warrants to the Purchasers as follows (which representations and warranties are supplemented by the Company’s filings under the Securities Exchange Act of 1934, as amended, made prior to the date of this Agreement (collectively, the “Exchange Act Filings”), copies of which have been provided to the Purchasers):

4.1                                 Organization, Good Standing and Qualification.  Each of the Company and each of its Subsidiaries is a corporation, partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and each of its Subsidiaries has the corporate, partnership or limited liability company, as the case may be, power and authority to own and operate its properties and assets, to execute and deliver (i) this Agreement, (ii) the Term Notes and the Warrants to be issued in connection with this Agreement, (iii) the Registration Rights Agreement relating to the Securities dated as of the date hereof among the Company and the Purchasers (as amended, modified or supplemented from time to time, the “Registration Rights Agreement”), (iv) the Subsidiary Guaranty dated as of the date hereof made by certain Subsidiaries of the

Company (as amended, modified or supplemented from time to time, the “Subsidiary Guaranty”), (v) the Stock Pledge Agreement dated as of the date hereof among the Company, certain Subsidiaries of the Company and the Purchasers (as amended, modified or supplemented from time to time, the “Stock Pledge Agreement”), (vi) the Escrow Agreement dated as of the date hereof among the Company, the Purchasers and the escrow agent referred to therein, substantially in the form of Exhibit D hereto (as amended, modified or supplemented from time to time, the “Escrow Agreement”), (vii) the Restricted Account Agreement dated as of the date hereof among the Company, the Purchasers and North Fork Bank (as amended, modified or supplemented from time to time, the “Restricted Account Agreement”), (viii) the Restricted Account Side Letter related to the Restricted Account Agreement dated as of the date hereof among the Company and the Purchasers (as amended, modified or supplemented from time to time, the “Restricted Account Side Letter”), (ix) the Subordination Agreement dated as of the date hereof among the Purchasers and the subordinated creditors party thereto, and acknowledged and agreed to by the Company (as amended, modified or supplemented from time to time, the Subordination Agreement”) and (x) all other agreements related to this Agreement and the Term Note and referred to herein (the preceding clauses (ii) through (ix), collectively, the “Related Agreements”), to issue and sell the Term Notes and the shares of Common Stock issuable upon conversion of the Term Notes (the “Note Shares”), to issue and sell the Warrants and the Warrant Shares, and to carry out the provisions of this Agreement and the Related Agreements and to carry on its business as presently conducted.  Each of the Company and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation, partnership or limited liability company, as the case may be, in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so has not, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company and its Subsidiaries, taken individually and as a whole (a “Material Adverse Effect”).  Corgenix (UK) Ltd. owns no material assets in the United States.

4.2                                 Subsidiaries.  Each direct and indirect Subsidiary of the Company, the direct owner of such Subsidiary and its percentage ownership thereof, is set forth on Schedule 4.2.  For the purpose of this Agreement, a “Subsidiary” of any person or entity means (i) a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other persons or entities performing similar functions for such person or entity, are owned, directly or indirectly, by such person or entity or (ii) a corporation or other entity in which such person or entity owns, directly or indirectly, more than 50% of the equity interests at such time.

4.3                                 Capitalization; Voting Rights.

(a)                                  The authorized capital stock of the Company, as of the date hereof consists of 45,000,000 shares, of which 40,000,000 are shares of Common Stock, par value $0.001 per share, 5,346,964 shares of which are issued and outstanding, and 5,000,000 are shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding.  The authorized capital stock of each Subsidiary of the Company is set forth on Schedule 4.3.

(b)                                 Except as disclosed on Schedule 4.3, other than:  (i) the shares reserved for issuance under the Company’s stock option plans; and (ii) shares which may be granted pursuant to this Agreement and the Related Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from the Company of any of its securities. Except as disclosed on Schedule 4.3, neither the offer, issuance or sale of any of the Term Notes or the Warrants, or the issuance of any of the Note Shares or Warrant Shares, nor the consummation of any transaction contemplated hereby will result in a change in the price or number of any securities of the Company outstanding, under anti-dilution or other similar provisions contained in or affecting any such securities.

(c)                                  All issued and outstanding shares of the Company’s Common Stock:  (i) have been duly authorized and validly issued and are fully paid and nonassessable; and (ii) were issued in compliance in all material respects with all applicable state and federal laws concerning the issuance of securities.

(d)                                 The rights, preferences, privileges and restrictions of the shares of the Common Stock are as stated in the Company’s Articles of Incorporation (the “Charter”).  The Note Shares and Warrant Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and the Company’s Charter, the Securities will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Securities may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

4.4                                 Authorization; Binding Obligations.  All corporate, partnership or limited liability company, as the case may be, action on the part of the Company and each of its Subsidiaries (including the respective officers and directors) necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company and its Subsidiaries hereunder and under the other Related Agreements at the Closing and, the authorization, sale, issuance and delivery of the Term Notes and the Warrants has been taken or will be taken prior to the Closing.  This Agreement and the Related Agreements, when executed and delivered and to the extent it is a party thereto, will be valid and binding obligations of each of the Company and each of its Subsidiaries, enforceable against each such person in accordance with their terms, except:

(a)                                  as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

(b)                                 general principles of equity that restrict the availability of equitable or legal remedies.

The sale of the Term Notes and the subsequent conversion of the Term Notes into Note Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. The issuance of the Warrants and the subsequent exercise of the Warrants for Warrant Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

4.5                                 Liabilities.  Neither the Company nor any of its Subsidiaries has any contingent liabilities in excess of $25,000, except current liabilities incurred in the ordinary course of business and liabilities disclosed in any Exchange Act Filings.

4.6                                 Agreements; Action.  Except as set forth on Schedule 4.6 or as disclosed in any Exchange Act Filings:

(a)                                  there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company or any of its Subsidiaries is a party or by which it is bound which may involve: (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business); or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses arising from the purchase of “off the shelf” or other standard products); or (iii) provisions restricting the development, manufacture or distribution of the Company’s products or services; or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b)                                 Since June 30, 2004, neither the Company nor any of its Subsidiaries has:  (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (ii) incurred any indebtedness for money borrowed or any other liabilities (other than ordinary course obligations) individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $100,000 in the aggregate; (iii) made any loans or advances to any person in excess, individually or in the aggregate, of $100,000, other than ordinary course advances for travel expenses; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(c)                                  For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

4.7                                 Obligations to Related Parties.  Except as set forth on Schedule 4.7, there are no obligations of the Company or any of its Subsidiaries to officers, directors, stockholders or employees of the Company or any of its Subsidiaries other than:

(a)                                  for payment of salary for services rendered and for bonus payments;

(b)                                 reimbursement for reasonable expenses incurred on behalf of the Company and its Subsidiaries;

(c)                                  for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company); and

(d)                                 obligations listed in the Company’s financial statements or disclosed in any of its Exchange Act Filings.

Except as described above or set forth on Schedule 4.7, none of the officers, directors or, to the best of the Company’s knowledge, key employees or stockholders of the Company or any members of their immediate families, are indebted to the Company, individually or in the aggregate, in excess of $50,000 or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, other than passive investments in publicly traded companies (representing less than one percent (1%) of such company) which may compete with the Company. Except as described above, no officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company and no agreements, understandings or proposed transactions are contemplated between the Company and any such person.  Except as set forth on Schedule 4.7, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

4.8                                 Changes.  Since June 30, 2004, except as disclosed in any Exchange Act Filing or in any Schedule to this Agreement or in any of the Related Agreements, there has not been:

(a)                                  any change in the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company or any of its Subsidiaries, which individually or in the aggregate has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                                 any resignation or termination of any officer, key employee or group of employees of the Company or any of its Subsidiaries;

(c)                                  any material change, except in the ordinary course of business, in the contingent obligations of the Company or any of its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d)                                 any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e)                                  any waiver by the Company or any of its Subsidiaries of a material right under a written contract or of a material debt owed to it;

(f)                                    any direct or indirect loans made by the Company or any of its Subsidiaries to any stockholder, employee, officer or director of the Company or any of its Subsidiaries, other than advances made in the ordinary course of business;

(g)                                 any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder of the Company or any of its Subsidiaries;

(h)                                 any labor organization activity related to the Company or any of its Subsidiaries;

(i)                                     any debt, obligation or liability incurred, assumed or guaranteed by the Company or any of its Subsidiaries, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(j)                                     any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets owned by the Company or any of its Subsidiaries;

(k)                                  any change in any material agreement to which the Company or any of its Subsidiaries is a party or by which either the Company or any of its Subsidiaries is bound which either individually or in the aggregate has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(l)                                     any other event or condition of any character that, either individually or in the aggregate, has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(m)                               any arrangement or commitment by the Company or any of its Subsidiaries to do any of the acts described in subsection (a) through (m) above.

4.9                                 Title to Properties and Assets; Liens, Etc.  Except as set forth on Schedule 4.9, each of the Company and each of its Subsidiaries has good and valid title to its properties and assets, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than:

(a)                                  those resulting from taxes which have not yet become delinquent;

(b)                                 minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company or any of its Subsidiaries; and

(c)                                  those that have otherwise arisen in the ordinary course of business.

All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company and its Subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.  Except as set forth on Schedule 4.9, the Company and its Subsidiaries are in compliance with all material terms of each lease to which any of them is a party or is otherwise bound.

4.10                           Intellectual Property.

Except as set forth on Schedule 4.10:

(a)                                  Each of the Company and each of its Subsidiaries owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and to the Company’s knowledge, as presently proposed to be conducted (the “Intellectual Property”), without any known infringement of the rights of others.  There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is the Company or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.

(b)                                 Neither the Company nor any of its Subsidiaries has received any communications alleging that the Company or any of its Subsidiaries has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Company or any of its Subsidiaries aware of any basis therefor.

(c)                                  The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company or any of its Subsidiaries, except for inventions, trade secrets or proprietary information that have been rightfully assigned to the Company or any of its Subsidiaries.

4.11                           Compliance with Other Instruments.  Neither the Company nor any of its Subsidiaries is in violation or default of (x) any term of its Charter or Bylaws, or (y) of any provision of any indebtedness, mortgage, indenture, contract, agreement or instrument to which it is party or by which it is bound or of any judgment, decree, order or writ, which violation or default, in the case of this clause (y), has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  The execution, delivery and performance of and compliance with this Agreement and the Related Agreements to which it is a party, and the issuance and sale of the Term Note by the Company and the other Securities by the Company each pursuant hereto and thereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or any of its Subsidiaries or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

4.12                           Litigation.  Except as set forth on Schedule 4.12 hereto, there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company or any of its Subsidiaries that prevents the Company or any of its Subsidiaries from entering into this Agreement or the other Related Agreements, or from consummating the transactions contemplated hereby or thereby, or which has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or any change in the current equity ownership of the Company or any of its Subsidiaries, nor is the Company aware that there is any basis to assert any of the foregoing. Neither the Company nor any of its Subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate.

4.13                           Tax Returns and Payments.  Each of the Company and its Subsidiaries has timely filed all tax returns (federal, state and local) required to be filed by it.  All taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by the Company or any of its Subsidiaries on or before the Closing, have been paid or will be paid prior to the time they become delinquent.  Except as set forth on Schedule 4.13, neither the Company nor any of its Subsidiaries has been advised:

(a)                                  that any of its returns, federal, state or other, have been or are being audited as of the date hereof; or

(b)                                 of any deficiency in assessment or proposed judgment to its federal, state or other taxes.

The Company has no knowledge of any liability for any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

4.14                           Employees.  Except as set forth on Schedule 4.14, neither the Company nor any of its Subsidiaries has any collective bargaining agreements with any of its employees.  There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company or any of its Subsidiaries.  Except as disclosed in the Exchange Act Filings or on Schedule 4.14, neither the Company nor any of its Subsidiaries is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement.  To the Company’s knowledge, no employee of the Company or any of its Subsidiaries, nor any consultant with whom the Company or any of its Subsidiaries has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company or any of its Subsidiaries because of the nature of the business to be conducted by the Company or any of its Subsidiaries; and to the Company’s knowledge the continued employment by the Company or any of its Subsidiaries of its present employees, and the performance of the Company’s and its Subsidiaries’ contracts with its independent contractors, will not result in any such violation.  Neither the Company nor any of its Subsidiaries is aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere in any material respect with their duties to the Company or any of its Subsidiaries.  Neither the

Company nor any of its Subsidiaries has received any notice alleging that any such violation has occurred.  Except for employees who have a current effective employment agreement with the Company or any of its Subsidiaries, no employee of the Company or any of its Subsidiaries has been granted the right to continued employment by the Company or any of its Subsidiaries or to any material compensation following termination of employment with the Company or any of its Subsidiaries.  Except as set forth on Schedule 4.14, the Company is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have a present intention to terminate the employment of any officer, key employee or group of employees.

4.15                           Registration Rights and Voting Rights.  Except as set forth on Schedule 4.15 or except as disclosed in Exchange Act Filings, neither the Company nor any of its Subsidiaries is presently under any obligation, and neither the Company nor any of its Subsidiaries has granted any rights, to register any of the Company’s or its Subsidiaries’ presently outstanding securities or any of its securities that may hereafter be issued.  Except as set forth on Schedule 4.15 or except as disclosed in Exchange Act Filings, neither the Company nor any of its Subsidiaries has entered into any agreement with respect to the voting of equity securities of the Company or any of its Subsidiaries.

4.16                           Compliance with Laws; Permits.  Neither the Company nor any of its Subsidiaries is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or any other Related Agreement and the issuance of any of the Securities, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner.  Each of the Company and its Subsidiaries has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.17                           Environmental and Safety Laws.  Neither the Company nor any of its Subsidiaries is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

4.18                           Valid Offering.  Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the offer, sale and issuance of the Securities will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

4.19                           Full Disclosure.  Each of the Company and each of its Subsidiaries has provided the Purchasers with all information requested by the Purchasers in connection with their decision to purchase the Term Note and the Warrant, including all information the Company and its Subsidiaries believe is reasonably necessary to make such investment decision.  Neither this Agreement, the Related Agreements, or the exhibits and schedules hereto and thereto contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.  Any financial projections and other estimates provided to the Purchasers by the Company or any of its Subsidiaries were based on the Company’s and its Subsidiaries’ experience in the industry and on assumptions of fact and opinion as to future events which the Company or any of its Subsidiaries, at the date of the issuance of such projections or estimates, believed to be reasonable.

4.20                           Insurance.  Each of the Company and each of its Subsidiaries has general commercial, product liability, fire and casualty insurance policies with coverages which the Company believes are customary for companies similarly situated to the Company and its Subsidiaries in the same or similar business.

4.21                           SEC Reports.  Except as set forth on Schedule 4.21, the Company has filed all reports and other documents required to be filed by it under the Securities Exchange Act 1934, as amended (the “Exchange Act”).  The Company has furnished the Purchasers with copies of:  (i) its Annual Reports on Form 10-KSB for its fiscal year ended June 30, 2004; and (ii) its Quarterly Reports on Form 10-QSB for its fiscal quarters ended September 30, 2004 and December 31, 2004 and the Form 8-K filings which it has made during the fiscal year 2005 to date (collectively, the “SEC Reports”). Except as set forth on Schedule 4.21, each SEC Report was, at the time of its filing, in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.22                           Listing.  The Company’s Common Stock is listed for trading on the Over the Counter Bulletin Board (“OTCBB”) and satisfies all requirements for the continuation of such trading.  The Company has not received any notice that its Common Stock will not be eligible to be traded on the OTCBB or that its Common Stock does not meet all requirements for such trading.

4.23                           No Integrated Offering.  Neither the Company, nor any of its Subsidiaries or affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the Offering to be integrated with prior offerings by the Company for purposes of the Securities Act and which would prevent the Company from selling the Securities pursuant to Rule 506 under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will the Company or any of its affiliates or Subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings.

4.24                           Stop Transfer.  The Securities are restricted securities as of the date of this Agreement.  Neither the Company nor any of its Subsidiaries will issue any stop transfer order or other order impeding the sale and delivery of any of the Securities at such time as the Securities are registered for public sale or an exemption from registration is available, except as required by state and federal securities laws.

4.25                           Dilution.  The Company specifically acknowledges that its obligation to issue the shares of Common Stock upon conversion of the Term Notes and exercise of the Warrants is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company.

4.26                           Patriot Act.  The Company certifies that, to the best of Company’s knowledge, neither the Company nor any of its Subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  The Company hereby acknowledges that the Purchasers seek to comply with all applicable laws concerning money laundering and related activities.  In furtherance of those efforts, the Company hereby represents, warrants and agrees that:  (i) none of the cash or property that the Company or any of its Subsidiaries will pay or will contribute to the Purchasers has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company or any of its Subsidiaries to the Purchasers, to the extent that they are within the Company’s and/or its Subsidiaries’ control shall cause the Purchasers to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.  The Company shall promptly notify the Purchasers if any of these representations ceases to be true and accurate regarding the Company or any of its Subsidiaries.  The Company agrees to provide the Purchasers any additional information regarding the Company or any of its Subsidiaries that the Purchasers deem necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities.  The Company understands and agrees that if at any time it is discovered that any of the foregoing representations are incorrect, or if otherwise required by applicable law or regulation related to money laundering or similar activities, the Purchasers may undertake appropriate actions to ensure compliance with such applicable law or regulation, including but not limited to segregation and/or redemption of the Purchasers’ investment in the Company.  The Company further understands that the Purchasers may release confidential information about the Company and its Subsidiaries and, if applicable, any underlying beneficial owners, to proper authorities if the Purchasers, in their sole reasonable discretion, after consultation with legal counsel, determine that it is in the best interests of the Purchasers in light of relevant rules and regulations under the laws set forth in subsection (ii) above.

5.                                       Representations and Warranties of the Purchaser.  Each Purchaser, severally and not jointly, hereby represents and warrants to the Company as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

5.1                                 No Shorting.  Such Purchaser or any of its affiliates and investment partners have not, will not and will not cause any person or entity to directly engage in “short sales” of the Company’s Common Stock as long as the Term Notes or any Warrants shall be outstanding.

5.2                                 Organization, Good Standing and Qualification.  Each of the Purchasers is a corporation, partnership, limited duration company or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Purchasers has the corporate, partnership, limited duration company or limited liability company, as the case may be, power and authority to own and operate its properties and assets, to execute and deliver (i) this Agreement, (ii) the Term Notes and the Warrants to be issued in connection with this Agreement, (iii) the Registration Rights Agreement relating to the Securities dated as of the date hereof among the Company and the Purchasers (as amended, modified or supplemented from time to time, the “Registration Rights Agreement”), (iv) the Subsidiary Guaranty dated as of the date hereof made by certain Subsidiaries of the Company (as amended, modified or supplemented from time to time, the “Subsidiary Guaranty”), (v) the Stock Pledge Agreement dated as of the date hereof among the Company, certain Subsidiaries of the Company and the Purchasers (as amended, modified or supplemented from time to time, the “Stock Pledge Agreement”), (vi) the Escrow Agreement dated as of the date hereof among the Company, the Purchasers and the escrow agent referred to therein, substantially in the form of Exhibit D hereto (as amended, modified or supplemented from time to time, the “Escrow Agreement”), (vii) the Restricted Account Agreement dated as of the date hereof among the Company, the Purchasers and North Fork Bank (as amended, modified or supplemented from time to time, the “Restricted Account Agreement”), (viii) the Restricted Account Side Letter related to the Restricted Account Agreement dated as of the date hereof among the Company and the Purchasers (as amended, modified or supplemented from time to time, the “Restricted Account Side Letter”), (ix) the Subordination Agreement dated as of the date hereof among the Purchasers and the subordinated creditors party thereto, and acknowledged and agreed to by the Company (as amended, modified or supplemented from time to time, the Subordination Agreement”) and (x) all other agreements related to this Agreement and the Term Note and referred to herein (the preceding clauses (ii) through (ix), collectively, the “Related Agreements”), to purchase the Term Notes and the shares of Common Stock issuable upon conversion of the Term Notes (the “Note Shares”), to purchase the Warrants and the Warrant Shares, and to carry out the provisions of this Agreement and the Related Agreements.  Each of the Purchasers is duly qualified and is authorized to do business and is in good standing as a foreign corporation, partnership, limited duration company or limited liability company, as the case may be, in such Purchasers jurisdictions of organization.

5.3                                 Requisite Power and Authority.  Such Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions.  All company action on such Purchaser’s part required for the lawful execution and delivery of this Agreement and the Related Agreements has been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of such Purchaser, enforceable in accordance with their terms, except:

(a)                                  as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

(b)                                 as limited by general principles of equity that restrict the availability of equitable and legal remedies.

5.4                                 Investment Representations.  Such Purchaser understands that the Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Purchaser’s representations contained in this Agreement, including, without limitation, that such Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act. Such Purchaser confirms that it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Term Note and the Warrant to be purchased by it under this Agreement and the Note Shares and the Warrant Shares acquired by it upon the conversion of such Term Note and the exercise of such Warrant, respectively. Such Purchaser further confirms that it has had an opportunity to ask questions and receive answers from the Company regarding the Company’s and its Subsidiaries’ business, management and financial affairs and the terms and conditions of the Offering, the Term Notes, the Warrants and the Securities.

5.5                                 The Purchasers Bear Economic Risk.  Such Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Such Purchaser acknowledges and agrees that it must bear the economic risk of this investment until the Securities are sold pursuant to: (i) an effective registration statement under the Securities Act; or (ii) an applicable exemption from registration with respect to such sale.

5.6                                 Acquisition for Own Account.  Such Purchaser is acquiring its Term Notes and Warrant and the Note Shares and the Warrant Shares for such Purchaser’s own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.

5.7                                 The Purchasers Can Protect Their Interest.  Such Purchaser represents that by reason of its, or of its management’s, business and financial experience, such Purchaser has the capacity to evaluate the merits and risks of its investment in its Term Notes, Warrant and the Securities and to protect its own interests in connection with the transactions contemplated in this Agreement and the Related Agreements.  Further, such Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement or the Related Agreements.

5.8                                 Accredited Investor.  Such Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

5.9                                 Legends.

(a)                                  The Term Notes shall bear substantially the following legend:

“THIS TERM NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS TERM NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.

THIS TERM NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS TERM NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS TERM NOTE OR SUCH SHARES UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CORGENIX MEDICAL CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b)                                 The Note Shares and the Warrant Shares, shall bear a legend which shall be in substantially the following form until such shares are covered by an effective registration statement filed with the Securities and Exchange Commission (the “SEC”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND APPLICABLE STATE LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CORGENIX MEDICAL CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

(c)                                  The Warrant shall bear substantially the following legend:

“THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT OR THE UNDERLYING SHARES OF COMMON STOCK UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CORGENIX MEDICAL CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

6.                                       Covenants of the Company.  The Company covenants and agrees with the Purchasers as follows:

6.1                                 Stop-Orders.  The Company will advise the Purchasers, promptly after it receives notice of issuance by the SEC, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of the Company, or of the suspension of the qualification of the Common Stock of the Company for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

6.2                                 Listing.  The Company’s shares of Common Stock issuable upon conversion of the Term Notes and upon the exercise of the Warrants are listed on the OTCBB (the “Principal Market”) as of the date hereof and the Company shall maintain such on the Principal Market so long as any other shares of Common Stock shall be so listed. The Company will maintain the listing of its Common Stock on the Principal Market, and will comply in all material respects with its reporting, filing and other obligations.

6.3                                 Market Regulations.  The Company shall notify the SEC, NASD and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Purchasers and promptly provide copies thereof to the Purchasers.

6.4                                 Reporting Requirements.  The Company will timely file with the SEC all reports required to be filed pursuant to the Exchange Act and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination.

6.5                                 Use of Funds.  The Company agrees that it will use the proceeds of the sale of the Term Notes and the Warrants for the purposes specified on Schedule 6.5 only (it being understood that $250,000 of the proceeds of the Term Notes will be deposited in the Restricted Account on the Closing Date and shall be subject to the terms and conditions of the Restricted Account Agreement and the Restricted Account Side Letter).  The Purchasers may withhold any further funding under the Offering if the Company fails to use the proceeds as specified on Schedule 6.5.

6.6                                 Access to Facilities.  The Company and each of its Subsidiaries will permit any representatives designated by any Purchaser (or any successor of such Purchaser), upon reasonable notice and during normal business hours, at such person’s expense and accompanied by a representative of the Company, to:

(a)                                  visit and inspect any of the properties of the Company or any of its Subsidiaries;

(b)                                 examine the corporate and financial records of the Company or any of its Subsidiaries (unless such examination is not permitted by federal, state or local law or by contract) and make copies thereof or extracts therefrom; and

(c)                                  discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with the directors, officers and independent accountants of the Company or any of its Subsidiaries.

Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries will provide any material, non-public information to any Purchaser unless such Purchaser signs a confidentiality agreement and otherwise complies with Regulation FD under the federal securities laws.

6.7                                 Taxes.  Each of the Company and each of its Subsidiaries will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company and its Subsidiaries; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall be contested in good faith by appropriate proceedings and if the Company and/or such Subsidiary shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company and its Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

6.8                                 Insurance.  Each of the Company and its Subsidiaries will keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in similar businesses similarly situated as the Company and its Subsidiaries; and the Company and its Subsidiaries will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner which the Company reasonably believes is customary for companies in similar businesses similarly situated as the Company and its Subsidiaries and to the extent available on commercially reasonable terms. The Company and each of its Subsidiaries will jointly and severally bear the full risk of loss from any loss of any nature whatsoever with respect to the assets pledged to the Purchaser as security for their obligations hereunder and under the Related Agreements. At the Company’s and each of its Subsidiaries’ joint and several cost and expense in amounts and with carriers reasonably acceptable to the Purchasers, the Company and each of its Subsidiaries shall (i) keep all their insurable properties and properties in which they have an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to the Company’s or the respective Subsidiary’s including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to the Company’s or the respective Subsidiary’s insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of the Company or any of its Subsidiaries either directly or through governmental authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which the Company or the respective Subsidiary is engaged in business; and (v) furnish the Purchasers with (x) copies of all policies and evidence of the maintenance of such policies at least thirty (30) days before any expiration date, (y) excepting the Company’s workers’ compensation policy, endorsements to such policies naming the Purchasers as “co-insured” or “additional insured” and appropriate loss payable endorsements in form and substance satisfactory to the Purchasers, naming the Purchasers as loss payees, and (z) evidence that as to the Purchasers the insurance coverage shall not be impaired or invalidated by any act or neglect of the Company or any Subsidiary and the insurer will provide the Purchasers with at least thirty (30) days notice prior to cancellation.  The Company and each Subsidiary shall instruct the insurance carriers that in the event of any loss thereunder, the carriers shall make payment for such loss to the Company and/or the Subsidiary and the Purchasers jointly.  In the event that as of the date of receipt of each loss recovery upon any such insurance, the Purchasers have not declared an event of default with respect to this Agreement or any of the Related Agreements, then the Company and/or such Subsidiary shall be permitted to direct the application of such loss recovery proceeds toward investment in property, plant and equipment that would comprise “Collateral” secured by the Purchasers’ security interest pursuant to its security agreement, with any surplus funds to be applied toward payment of the obligations of the Company to the Purchasers.  In the event that the Purchasers have properly declared an event of default with respect to this Agreement or any of the Related Agreements, then all loss recoveries received by the Purchasers upon any such insurance thereafter may be applied to the obligations of the Company hereunder and under the Related Agreements, in such order as the Purchasers may determine. Any surplus (following satisfaction of all Company obligations to the Purchasers) shall be paid by the Purchasers to the Company or applied as may be otherwise required by law.  Any deficiency thereon shall be paid by the Company or the Subsidiary, as applicable, to the Purchasers, on demand.

6.9                                 Intellectual Property.  Each of the Company and each of its Subsidiaries shall maintain in full force and effect its existence, rights and franchises and all licenses and other rights to use Intellectual Property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

6.10                           Properties.  Each of the Company and each of its Subsidiaries will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and each of the Company and each of its Subsidiaries will at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.11                           Confidentiality.  The Company agrees that it will not disclose, and will not include in any public announcement, the names of the Purchasers, unless expressly agreed to by the Purchasers or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.  Notwithstanding the foregoing, the Company may disclose the Purchasers’ identity and the terms of this Agreement to its current and prospective debt and equity financing sources.  Notwithstanding the provisions of this section, the Purchasers consent to the Company’s filing of this Agreement and the Related Agreements as exhibits to its Form 8-K.

6.12                           Required Approvals.  For so long as twenty-five percent (25%) of the aggregate principal amount of the Original Term Notes are outstanding, the Company, without the prior written consent of the Purchasers, shall not, and shall not permit any of its Subsidiaries to:

(a)                                  (i) directly or indirectly declare or pay any dividends, other than dividends paid to the Company or any of its wholly-owned Subsidiaries, (ii) issue any preferred stock that is mandatorily redeemable prior to the one year anniversary of Maturity Date (as defined in the Term Notes) or (iii) redeem any of its preferred stock or other equity interests;

(b)                                 liquidate, dissolve or effect a material reorganization (it being understood that in no event shall the Company dissolve, liquidate or merge with any other person or entity (unless the Company is the surviving entity);

(c)                                  become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict the Company’s or any of its Subsidiaries’ right to perform the provisions of this Agreement, any Related Agreement or any of the agreements contemplated hereby or thereby;

(d)                                 materially alter or change the scope of the business of the Company and its Subsidiaries taken as a whole;

(e)                                  (i) create, incur, assume or suffer to exist any indebtedness (exclusive of debt incurred to finance the purchase of equipment not in excess of five percent (5%) of the fair market value of the Company’s and its Subsidiaries’ assets) whether secured or unsecured other than (x) the Company’s indebtedness to the Purchasers, (y) indebtedness set forth on Schedule 6.12(e) attached hereto and made a part hereof and any refinancings or replacements thereof on terms no less favorable to the Company than the indebtedness being refinanced or replaced, and (z) any debt incurred in connection with the purchase of assets in the ordinary course of business, or any refinancings or replacements thereof on terms no less favorable to the Company than the indebtedness being refinanced or replaced; (ii) cancel any debt owing to it in excess of $50,000 in the aggregate during any 12 month period; (iii) assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by the Company for deposit or collection or similar transactions in the ordinary course of business or guarantees of indebtedness otherwise permitted to be outstanding pursuant to this clause (e); and

(f)                                    create or acquire any Subsidiary after the date hereof unless (i) such Subsidiary is a wholly-owned Subsidiary of the Company and (ii) such Subsidiary becomes party to the Term Note Security Agreement, the Stock Pledge Agreement and the Subsidiary Guaranty (either by executing a counterpart thereof or an assumption or joinder agreement in respect thereof) and, to the extent required by the Purchasers, satisfies each condition of this Agreement and the Related Agreements as if such Subsidiary were a Subsidiary on the Closing Date.

6.13                           Repayment of Indebtedness.  The Company agrees that if and for so long as it shall have less than $500,000 in cash, it shall not make any payments of principal or interest on any indebtedness other than the Company’s indebtedness to the Purchasers.

6.14                           Reissuance of Securities.  The Company agrees to reissue certificates representing the Securities without the legends set forth in Section 5.8 above at such time as:

(a)                                  the holder thereof is permitted to dispose of such Securities pursuant to Rule 144(k) under the Securities Act; or

(b)                                 upon resale subject to an effective registration statement after such Securities are registered under the Securities Act.

The Company agrees to cooperate with the Purchasers in connection with all resales pursuant to Rule 144(d) and Rule 144(k) and provide legal opinions necessary to allow such resales provided the Company and its counsel receive reasonably requested representations from the selling Purchaser and the broker, if any.

6.15                           Opinion.  On the Closing Date, the Company will deliver to the Purchasers an opinion acceptable to the Purchasers from the Company’s external legal counsel. The Company will provide, at the Company’s expense, such other legal opinions in the future as are deemed reasonably necessary by any Purchaser (and acceptable to such Purchaser) in connection with the conversion of the Term Notes and exercise of the Warrants.

6.16                           Margin Stock.  The Company will not permit any of the proceeds of the Term Note or the Warrant to be used directly or indirectly to “purchase” or “carry” “margin stock” or to repay indebtedness incurred to “purchase” or “carry” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

6.17                           Restricted Cash Disclosure.  The Company agrees that, in connection with its filing of its 8-K Report with the SEC concerning the transactions contemplated by this Agreement and the Related Agreements (such report, the “Transaction 8-K”) in a timely manner after the date hereof, it will disclose in such Transaction 8-K the amount of the proceeds of the Term Notes issued to the Purchasers that has been placed in a restricted cash account and is subject to the terms and conditions of this Agreement and the Related Agreements.  Furthermore, the Company agrees to disclose in all public filings required by the SEC (where appropriate) following the filing of the Transaction 8-K, the existence of the restricted cash referred to in the immediately preceding sentence, together with the amount thereof.

6.18                           Financing Right of First Refusal.  (a)  The Company hereby grants to the Purchasers a right of first refusal to provide any Additional Financing (as defined below) to be issued by the Company and/or any of its Subsidiaries, subject to the following terms and conditions. From and after the date hereof,  prior to the incurrence of any additional indebtedness and/or the sale or issuance of any equity interests of the Company or any of its Subsidiaries (other than pursuant to employee benefit plans or the exercise or conversion of securities outstanding on the date hereof) (an “Additional Financing”), the Company and/or any Subsidiary of the Company, as the case may be, shall notify the Purchasers of its intention to enter into such Additional Financing. In connection therewith, the Company and/or the applicable Subsidiary thereof shall submit a term sheet (a “Proposed Term Sheet”) to the Purchasers setting forth the terms, conditions and pricing of any such Additional Financing (such financing to be negotiated on “arm’s length” terms and the terms thereof to be negotiated in good faith) proposed to be entered into by the Company and/or such Subsidiary. The Purchasers (or one or more thereof) shall have the right, but not the obligation, to deliver their own proposed term sheet (the “Purchasers Term Sheet”) setting forth the terms and conditions upon which the Purchasers (or one or more thereof) would be willing to provide such Additional Financing to the Company and/or such Subsidiary. The Purchasers Term Sheet shall contain terms no less favorable to the Company and/or such Subsidiary than those outlined in the Proposed Term Sheet. The Purchasers (or one or more thereof) shall deliver such Purchasers Term Sheet within ten business days of receipt of each such Proposed Term Sheet.  If the provisions of the Purchasers Term Sheet are at least as favorable to the Company and/or such Subsidiary, as the case may be, as the provisions of the Proposed Term Sheet, the Company and/or such Subsidiary shall enter into and consummate the Additional Financing transaction outlined in the Purchasers Term Sheet.

(b)                                 The Company will not, and will not permit its Subsidiaries to, agree, directly or indirectly, to any restriction with any person or entity which limits the ability of the Purchasers to consummate an Additional Financing with the Company or any of its Subsidiaries.

6.19                           Additional Investment Right.  The Company agrees that the Purchasers shall have the right (at their sole option), on or prior to the date which is 270 days following the Closing Date, to cause the Company to issue to the Purchasers additional notes in an aggregate principal amount of up to $1,500,000 on the same terms and conditions (including, without limitation, the same interest rate and the Fixed Conversion Price (as defined in the Term Notes) then in effect, proportionate warrant coverage (at the same exercise prices), a proportionate amortization schedule, etc. but without the additional investment right described in this section) set forth in, and pursuant to substantially similar documentation as, this Agreement and the Related Agreements.

6.20                           Net Worth.  The Company shall maintain a minimum tangible net worth in accordance with GAAP of $0 for so long as it has obligations to the Purchasers under this Agreement and the Related Agreements.

6.21                           Retention of Investor Relations/Public Relations Firm and Program.  The Company shall retain an investor relations firm/public relations firm approved by the Purchasers for so long as the Company has obligations to the Purchasers under this Agreement and the Related Agreements.  Such investor relations firm’s/public relations firm’s budget and program must be approved in advance by the Purchasers for so long as the Company has obligations to the Purchasers under this Agreement and the Related Agreements.

6.22                           Maintenance of Formula Amount.  The Company shall at all times have a Formula Amount of at least Four Hundred Thousand Dollars ($400,000).  On a monthly basis, the Company shall provide a certificate of an officer of the Company stating that the Company has a Formula Amount of at least Four Hundred Thousand Dollars ($400,000). The Company shall provide a certificate stating its Formula Amount promptly after the Company releases its quarterly financial results for the Company’s first three financial quarters and for the Company’s fiscal year end.

7.                                       Covenants of the Purchasers.  Each Purchaser, severally and not jointly, covenants and agrees with the Company as follows:

7.1                                 Confidentiality.  Such Purchaser agrees that it will not disclose, and will not include in any public announcement, the name of the Company, unless expressly agreed to by the Company or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

7.2                                 Non-Public Information.  Such Purchaser agrees not to effect any sales of the shares of the Company’s Common Stock while in possession of material, non-public information regarding the Company if such sales would violate applicable securities law.

8.                                       Covenants of the Company and the Purchasers Regarding Indemnification.

8.1                                 Company Indemnification.  The Company agrees to indemnify, hold harmless, reimburse and defend the Purchasers and each of the Purchasers’ officers, directors, agents, affiliates, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Purchasers which results, arises out of or is based upon: (i) any misrepresentation by the Company or any of its Subsidiaries or breach of any warranty by the Company or any of its Subsidiaries in this Agreement, any other Related Agreement or in any exhibits or schedules attached hereto or thereto; or (ii) any breach or default in performance by the Company or any of its Subsidiaries of any covenant or undertaking to be performed by the Company or any of its Subsidiaries hereunder, under any other Related Agreement or any other agreement entered into by the Company and/or any of its Subsidiaries and the Purchasers relating hereto or thereto.

8.2                                 The Purchasers’ Indemnification.  Each Purchaser agrees to indemnify, hold harmless, reimburse and defend the Company and each of the Company’s officers, directors, agents, affiliates, control persons and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Company which results, arises out of or is based upon:  (i) any misrepresentation by such Purchaser or breach of any warranty by such Purchaser in this Agreement or in any exhibits or schedules attached hereto or any Related Agreement; or (ii) any breach or default in performance by such Purchaser of any covenant or undertaking to be performed by such Purchaser hereunder, or under any other Related Agreement.

9.                                       Conversion of Convertible Term Notes.

9.1                                 Mechanics of Conversion.

(a)                                  Provided any Purchaser has notified the Company of such Purchaser’s intention to sell the Note Shares and the Note Shares are included in an effective registration statement or are otherwise exempt from registration when sold: (i) upon the conversion of a Term Note or part thereof, the Company shall, at its own cost and expense, take all necessary action (including the issuance of an opinion of counsel reasonably acceptable to such Purchaser following a request by such Purchaser) to assure that the Company’s transfer agent shall issue shares of the Company’s Common Stock in the name of such Purchaser (or its nominee) or such other persons as designated by such Purchaser in accordance with Section 9.1(b) hereof and in such denominations to be specified representing the number of Note Shares issuable upon such conversion; and (ii) the Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company’s Common Stock and that after the Effectiveness Date (as defined in the Registration Rights Agreement) the Note Shares issued will be freely transferable subject to the prospectus delivery requirements of the Securities Act and the provisions of this Agreement, and will not contain a legend restricting the resale or transferability of the Note Shares.

(b)                                 Each Purchaser will give notice of its decision to exercise its right to convert its Term Note or part thereof by telecopying or otherwise delivering an executed and completed notice of the number of shares to be converted to the Company (the “Notice of Conversion”). Such Purchaser will not be required to surrender its Term Note until such Purchaser receives a credit to the account of the Purchaser’s prime broker through the DWAC system (as defined below), representing the Note Shares or until its Term Note has been fully satisfied.  Each date on which a Notice of Conversion is telecopied or delivered to the Company in accordance with the provisions hereof shall be deemed a “Conversion Date.”  Pursuant to the terms of the Notice of Conversion, the Company will issue instructions to the transfer agent accompanied by an opinion of counsel within two (2) business days of the date of the delivery to the Company of the  Notice of Conversion  and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of such Purchaser’s prime broker with The Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within three (3) business days after receipt by the Company of the Notice of Conversion (the “Delivery Date”).

(c)                                  The Company understands that a delay in the delivery of the Note Shares in the form required pursuant to Section 9 hereof beyond the Delivery Date could result in economic loss to the Purchasers.  In the event that the Company fails to direct its transfer agent to deliver the Note Shares to any Purchaser via the DWAC system within the time frame set forth in Section 9.1(b) above and the Note Shares are not delivered to such Purchaser by the Delivery Date, as compensation to such Purchaser for such loss, the Company agrees to pay late payments to such Purchaser for late issuance of the Note Shares in the form required pursuant to Section 9 hereof upon conversion of its Term Note in the amount equal to the greater of:  (i) $250 per business day after the Delivery Date; or (ii) such Purchaser’s actual damages from such delayed delivery. Notwithstanding the foregoing, the Company will not owe a Purchaser any late payments if the delay in the delivery of the Note Shares beyond the Delivery Date is solely out of the control of the Company and the Company is actively trying to cure the cause of the delay.  The Company shall pay any payments incurred under this Section in immediately available funds upon demand and, in the case of actual damages, accompanied by reasonable documentation of the amount of such damages.  Such documentation shall show the number of shares of Common Stock such Purchaser is forced to purchase (in an open market transaction) which such Purchaser anticipated receiving upon such conversion, and shall be calculated as the amount by which (A) such Purchaser’s total purchase price (including customary brokerage commissions, if any) for the shares of

Common Stock so purchased exceeds (B) the aggregate principal and/or interest amount of its Term Note, for which such Conversion Notice was not timely honored.

Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum amount permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Purchasers and thus refunded to the Company.

10.                                 Registration Rights.

10.1                           Registration Rights Granted.  The Company hereby grants registration rights to the Purchasers pursuant to a Registration Rights Agreement dated as of even date herewith among the Company and the Purchasers.

10.2                           Offering Restrictions.  Except as previously disclosed in the SEC Reports or in the Exchange Act Filings, or stock or stock options granted to employees or directors of the Company (these exceptions hereinafter referred to as the “Excepted Issuances”), neither the Company nor any of its Subsidiaries will issue any securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities (i.e. common stock subject to a registration statement) prior to the full repayment or conversion of the Term Note (together with all accrued and unpaid interest and fees related thereto) (the “Exclusion Period”).

11.                                 Miscellaneous.

11.1                           Governing Law.  THIS AGREEMENT AND EACH RELATED AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.  ANY ACTION BROUGHT BY EITHER PARTY AGAINST THE OTHER CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND EACH RELATED AGREEMENT SHALL BE BROUGHT ONLY IN THE STATE COURTS OF NEW YORK OR IN THE FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK.  BOTH PARTIES AND THE INDIVIDUALS EXECUTING THIS AGREEMENT AND THE RELATED AGREEMENTS ON BEHALF OF THE COMPANY AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS AND WAIVE TRIAL BY JURY.  IN THE EVENT THAT ANY PROVISION OF THIS AGREEMENT OR ANY RELATED AGREEMENT DELIVERED IN CONNECTION HEREWITH IS INVALID OR UNENFORCEABLE UNDER ANY APPLICABLE STATUTE OR RULE OF LAW, THEN SUCH PROVISION SHALL BE DEEMED INOPERATIVE TO THE EXTENT THAT IT MAY CONFLICT THEREWITH AND SHALL BE DEEMED MODIFIED TO CONFORM WITH SUCH STATUTE OR RULE OF LAW.  ANY SUCH PROVISION WHICH MAY PROVE INVALID OR UNENFORCEABLE UNDER ANY LAW SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT OR ANY RELATED AGREEMENT.

11.2                           Survival.  The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Purchasers and the closing of the transactions contemplated hereby to the extent provided therein. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

11.3                           Successors.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Securities from time to time, other than the holders of Common Stock which has been sold by such Purchaser pursuant to Rule 144 or an effective registration statement. The Purchasers may not assign their rights hereunder to a competitor of the Company.

11.4                           Entire Agreement.  This Agreement, the Related Agreements, the exhibits and schedules hereto and thereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

11.5                           Amendment and Waiver.

(a)                                  This Agreement may be amended or modified only upon the written consent of the Company and each of the Purchasers.

(b)                                 The obligations of the Company and the rights of the Purchasers under this Agreement may be waived only with the unanimous written consent of the Purchasers.

(c)                                  The obligations of the Purchasers and the rights of the Company under this Agreement may be waived only with the written consent of the Company.

11.6                           Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the Related Agreements, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  All remedies, either under this Agreement or the Related Agreements, by law or otherwise afforded to any party, shall be cumulative and not alternative.

11.7                           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

(a)                                  upon personal delivery to the party to be notified;

(b)                                 when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day;

(c)                                  three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(d)                                 one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

All communications shall be sent as follows:

If to the Company, to:	Corgenix Medical Corporation 12061 Tejon Street Westminster, CO 80234 Attention:Chief Financial Officer Facsimile:

If to a [Purchaser]:	[Purchasers Address]

or at such other address as the Company or such Purchaser may designate by written notice to the other parties hereto given in accordance herewith.

11.8                           Attorneys’ Fees.  In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

11.9                           Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

11.10                     Facsimile Signatures; Counterparts.  This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11.11                     Broker’s Fees.  Other than Burnham Securities Inc. and Ascendiant, each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein.  Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 11.11 being untrue.

11.12                     Construction.  Each party acknowledges that its legal counsel participated in the preparation of this Agreement and the Related Agreements and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement to favor any party against the other.

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IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:	PURCHASERS:

CORGENIX MEDICAL CORPORATION

By:
Name:
Title

EXHIBIT A

FORM OF CONVERTIBLE TERM NOTE

A-1

EXHIBIT B

FORM OF WARRANT

B-1

EXHIBIT C

FORM OF OPINION

C-1

EXHIBIT D

FORM OF ESCROW AGREEMENT

D-1

SCHEDULE I

Original Term Notes:

Purchaser	Principal Amount	Purchase Price

[PURCHASER]	$825,000	$747,800

[PURCHASER 2]	$1,595,000	$1,450,000

Warrants:

Holder	Number of Shares of the Company’s Common Stock

[PURCHASER]	2,331,818

[PURCHASER 2]	4,508,182

SCHEDULE 6.5

Legal Fees and Amounts listed on the
Disbursement Letter to the Escrow Agent